EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into this 15th day of December 2023 (the "Effective Date"), by Flora Growth Corp., a Toronto, Ontario corporation with a principal business address located at 365 Bay Street, Suite 800, Toronto, ON M5H 2V1 ("Flora Growth"), and Dany Vaiman ("Executive"). Executive and Flora Growth are referred to as "Parties" or "Party" herein.

WHEREAS, Flora Growth is publicly traded on the NASDAQ Capital Market and desires to employ Executive as its Chief Financial Officer; and

WHEREAS, Executive wishes to be promoted to Flora Growth's Chief Financial Officer on the Effective Date as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term

Flora Growth shall employ Executive, and Executive shall be employed by Flora Growth, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 5 below, Executive's employment pursuant to this Agreement shall be for a period of indefinite duration commencing on the Effective Date (the "Term"). The period of Executive's employment with Flora Growth will be from the Executive's original hire date of December 23, 2022, and shall be the "Employment Period."

2. Title; Duties

(a) Commencing on the Effective Date, Executive shall be employed as Chief Financial Officer.  Executive shall report to the Chief Executive Officer ("CEO") of Flora Growth, who shall have the final and exclusive authority to direct, control and supervise the activities of Executive. Executive shall perform such services consistent with his position as may be assigned to him from time to time by the CEO. Executive is employed in a fiduciary relationship with Flora Growth. In addition to the foregoing, Executive shall perform duties consistent with his appointment from time to time to any other executive positions with Flora Growth or any of Flora Growth's related or affiliated entities including (collectively, the "Flora Affiliates"). For the avoidance of doubt, Executive may be appointed, removed, and reappointed to or from executive and directorship positions of any Flora Affiliate and any such action, other than a removal of Executive as an executive of Flora Growth shall not constitute a termination of Executive under this Agreement.

(b) Executive shall carry out his duties set forth in this Agreement at his home office in the Greater Toronto Area or remotely; provided, however, that Executive's duties require extensive and extended travel, which the parties expect, may involve travel approximately twenty percent (20%) of the time with fluctuations based upon business exigencies.

3. Extent of Services

(a) General. Except as provided herein, Executive shall devote a substantial majority of his business time, attention, skill, and effort to the performance of his duties under this Agreement. Executive may, to the extent such activities do not impair the performance of his duties to Flora Growth or the Flora Affiliates: (i) engage in personal investments and charitable, professional, and civic activities; (ii) serve on boards of directors (or other governing bodies) of non-competitive corporations (or other entities) other than Flora Growth and the Flora Affiliates; and (iii) engage in such additional activities and serve on such additional boards of directors (or other governing bodies) as the CEO shall approve (collectively, "Outside Activities"); provided, however, that Executive shall promptly cease any Outside Activity if directed to do so by the CEO or the board of directors of Flora Growth (the "Flora Growth Board") in its sole and absolute discretion. Executive shall perform his duties to the best of his ability, shall adhere to Flora Growth's published policies and procedures, and shall use his best efforts to promote the interests, reputation, business, and welfare of both Flora Growth and Flora Affiliates.

4. Compensation and Benefits

(a) Salary. Flora Growth shall pay Executive a gross annual base salary ("Base Salary") of $275,000, pro-rated for any partial year of employment. For the avoidance of doubt, Executive shall not be entitled to receive any other salary to the extent he serves as an officer, director, or employee of any other Flora Affiliate. The Base Salary, minus such deductions as may be required by law or reasonably requested by Executive, shall be applied retroactively to the date of appointment as CFO and shall be paid in accordance with Flora Growth's normal payroll practices but not less frequently than monthly. The CEO shall review Executive's Base Salary annually in conjunction with its regular review of executives' salaries and make such increases, if any, to his Base Salary as the CEO shall deem appropriate in its sole and absolute discretion.

(b) Stock Appreciation Rights. Flora Growth shall grant Consultant Stock Appreciation Rights ("SARs") valued at 4% of the total outstanding shares of Flora Growth Corp. on the grant date, which shall vest in 8 tranches with each tranche representing 0.5% of the total outstanding shares. The exercise price shall be the closing price on the grant date. The first tranche shall vest upon Flora Growth Corp. stock increasing by 50% from the share price at grant date with each tranche thereafter requiring an additional 50% increase in share price to vest in accordance with the following schedule:

Tranche	Percentage Increase in Flora Growth Share Price From Grant Date For Tranche to Vest
1	50%
2	100%
3	150%
4	200%
5	250%
6	300%
7	350%
8	400%

The SARs shall expire 10 years from the grant date with a post-termination exercise period of one year. In addition to the foregoing, all SARs granted hereunder shall remain unexercisable, and shall be subject to forfeiture, unless Flora Growth's shareholders approve such SAR grant at the company's annual shareholder meeting held on _____, 202_.

(c) Other Benefits. Executive shall be entitled to paid time off and holiday pay in accordance with Flora Growth policies in effect from time to time, and to participate in such life, health and disability insurance, pension, deferred compensation and incentive plans, stock options and awards, performance bonuses and other benefits as Flora Growth extends, as a matter of policy, to senior executive employees of Flora Growth.

(d) Reimbursement of Business Expenses. Flora Growth shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties, responsibilities or services to Flora Growth and the other Flora Affiliates under this Agreement in accordance with the reimbursement policy and procedure then adopted, from time to time, by Flora Growth and upon presentation by Executive of reasonable documentation, expense statements, vouchers and such other supporting information as Flora Growth may reasonably request.

(e) Indemnity. Flora Growth shall indemnify and hold harmless the Executive (the "Indemnified Party") from and against any and all losses, claims, causes of action, damages, liabilities and expenses, including attorney's fees (collectively, "Losses"), to which the Indemnified Party may become subject, insofar as such Losses (or actions in respect thereof) arise out of, relate to, or are based upon such Indemnified Party's services pursuant to the terms of this Agreement, or such Indemnified Party's exercise of his or her rights under this Agreement. Flora Growth will pay or reimburse the Indemnified Party for such Losses as they are incurred, including, without limitation, for amounts incurred in connection with investigating or defending any such Loss or action in respect thereof. Flora Growth hereby acknowledges that the Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, "Other Indemnitors"). Flora Growth hereby agrees, to the extent it is determined pursuant to the terms and conditions of this Agreement or an indemnification agreement that it has an obligation to indemnify or advance expenses to the Indemnified Party for a particular matter, (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnified Party are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Party are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnified Party and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of this Agreement, an indemnification agreement, and/or any directors and officers liability insurance of Flora Growth or its subsidiaries, without regard to any rights the Indemnified Party may have against the Other Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Flora Growth further agrees that no advancement or payment by the Other Indemnitors on behalf of the Indemnified Party with respect to any claim for which the Indemnified Party has sought indemnification from Flora Growth shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnified Party against Flora Growth. Flora Growth and the Indemnified Party agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section.

5. Termination

(a) Termination by Flora Growth for Cause. Flora Growth may terminate Executive's employment at any time for Cause upon written notice. For purposes of this Agreement, "Cause" for termination shall mean any of the following: (i) the conviction of Executive of, or the entry of a plea of guilty by Executive to, any indictable offence or any other crime involving dishonesty; (ii) fraud, misappropriation or embezzlement in connection with employment; (iii) breach of fiduciary duty or duty of loyalty by Executive with respect to Flora Growth or any of the Flora Affiliates; (iv) Executive's willful failure or refusal to perform assigned duties or comply with any lawful written directive of the CEO or the Flora Growth Board; (v) Executive's gross negligence in the performance of his assigned duties for Flora Growth or any Flora Affiliate; (vi) any willful act or omission of Executive that the Flora Growth Board reasonably determines to be likely to have a material adverse impact on Flora Growth's or any Flora Affiliate's business or reputation for honesty and fair dealing; (vi) the material breach by Executive of this Agreement or any other contract with Flora Growth or any Flora Affiliate that is not cured (if capable of cure, as determined by the Flora Growth Board in its reasonable judgment) within thirty (30) days following written notice to Executive describing such breach; (vii) the material violation by Executive of any applicable policy of Flora Growth or any of the Flora Affiliates that is not cured (if capable of cure, as determined by the Flora Growth Board in its reasonable judgment) within thirty (30) days following written notice to Executive describing such violation or (viii) any other misconduct that would constitute cause at common law.  For purposes of this Section 5(a), conduct is "willful" if Executive engages in such conduct in bad faith or without a reasonable basis to believe that such conduct is required by law or otherwise in the best interests of Flora Growth.

(b) Termination by Flora Growth without Cause. Flora Growth may terminate Executive's employment at any time without Cause upon sixty (60) days' written notice. At Flora Growth's sole and absolute discretion, during all or any part of such notice period, Flora Growth may (i) relieve Executive of all or any part of his duties, and such action shall not constitute Good Reason, and/or (ii) provide pay in lieu of notice by paying one day of Base Salary for each day of notice not given. Any pay in lieu of notice shall not be offset against any entitlement Executive may have to the Severance Payment pursuant to Section 6(c)(i) below.

(c) Termination by Executive for Good Reason. Executive may terminate his employment with Flora Growth at any time for Good Reason, upon sixty (60) days' written notice by Executive to Flora Growth. Executive may not terminate this Agreement for Good Reason hereunder unless and until he has provided Flora Growth with written notice of the action which Executive contends to be Good Reason (which notice must specify that such action constitutes the basis for a "Good Reason" resignation hereunder), such written notice is provided within sixty (60) days after the first occurrence of the event which Executive contends to be Good Reason and Flora Growth has failed to reasonably remedy such action within thirty (30) days after receiving such written notice. For purposes of this Agreement, "Good Reason" for termination shall mean any of the following: (i) a material diminution in Executive's duties or responsibilities; (ii) a material reduction in Executive's Base Salary (except where such reduction applies to all senior members of management of Flora Growth); or (iii) a material breach of this Agreement by Flora Growth.  As used herein, "a material diminution in Executive's duties or responsibilities" shall mean the assignment to Executive on a sustained basis of substantial duties and responsibilities that are materially inconsistent with, and materially below those reasonably expected to be performed by a person in, Executive's position with Flora Growth. For the avoidance of doubt, the removal of Executive from any position with a Flora Affiliate shall not constitute Good Reason.

(d) Executive's Death or Disability. Executive's employment with Flora Growth shall terminate immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, "Disability" shall mean such permanent physical or mental impairment as would render Executive unable to perform his duties under this Agreement for more than one hundred eighty (180) days, subject to compliance with applicable human rights legislation. If Executive's employment is terminated by reason of Executive's Disability, either party shall give thirty (30) days' advance written notice to that effect to the other. This Section 5(d) is intended to be interpreted and applied consistent with any laws, statutes, regulations, and ordinances prohibiting discrimination, harassment, or retaliation on the basis of a disability.

(e) Voluntary Resignation. If the Executive wishes to voluntarily resign, the Executive shall provide 60 days; notice in writing to Flora Growth. Flora Growth may waive such notice in whole or in part and assign transitional duties or require the Executive to work at home or another location (acting reasonably) by paying the Executive's regular wages and vacation pay and continuing the Executive's group benefits coverage to the effective date of resignation. The Executive also agrees that Flora Growth's wavier or reassignment of duties and/or location will not constitute Good Reason or a termination of the Executive's employment by Flora Growth.

6. Effect of Termination

(a) General. Regardless of the reason for any termination of this Agreement (other than terminations due to Executive's death or Disability, which are covered by Sections 6(e)(i) and (ii) below, respectively), Executive shall be entitled to receive each of the following: (i) payment of any unpaid portion of his regular wages through the effective date of termination; (ii) payment of all accrued and unused vacation pay in accordance with the ESA, (iii) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with Section 4(d) above; (iv) continuation of group benefits to the extent required by the ESA; and (v) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of Flora Growth or a Flora Affiliate.

(b) Termination by Flora Growth for Cause. If Flora Growth terminates Executive's employment for Cause, Executive shall have no rights or claims under this Agreement against Flora Growth or any of the Flora Affiliates or their officers, directors, employees, or equity holders, with respect to such termination of employment or termination of any other position then held by Executive with any of the Flora Affiliates, except only to receive the payments and benefits described in Section 6(a) above as well as the minimum amount of working notice of termination or payment of the Executive's regular wages in lieu of working notice (or a combination at the Flora Growth's discretion) prescribed by the ESA, statutory severance pay, if any, prescribed by the ESA and any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication.

(c) Termination by Flora Growth without Cause or by Executive for Good Reason. If Flora Growth terminates Executive's employment without Cause pursuant to Section 5(b) above or Executive terminates his employment for Good Reason pursuant to Section 5(c) above, then Executive shall only be entitled to receive, and Flora Growth shall only pay, in addition to the items referenced in Section 6(a) above, the following:

(i) An aggregate amount equal to one and a half times (1.5x) his Base Salary at the rate in effect on his last day of employment (the "Severance Payment"), less all legally required payroll deductions and withholdings. Fifty percent (50%) of the Severance Payment shall be paid in a lump sum within 15 business days following Flora Growth's receipt of the Release (as referenced in Section 6(g) below) (the "Payment Date") and the remaining fifty percent of the Severance Payment shall be paid in twelve monthly installments commencing on the Payment Date. The twelve (12)-month period during which Severance Payments shall be tendered is the "Severance Payment Period."

(ii) The immediate acceleration of all outstanding equity awards granted to Executive.

(d) Voluntary Resignation. If Executive voluntarily resigns, Executive shall only be entitled to receive the payments and benefits described in Section 6(a).

(e) Termination upon Death or Disability

(i) If Executive's employment terminates in the event of his death, Executive's estate shall only be entitled to receive (A) payment of any unpaid regular wages and vacation pay accrued and owing up to and including the date of death, (B) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with Section 4(d) above, (C) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program of Flora Growth or the Flora Affiliates, and (D) any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication; and

(ii) In the event Executive's employment terminates due to his Disability, he shall only be entitled to receive (A) payment of any unpaid regular wages and vacation pay accrued and owing up to and including the date of death, (B) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with Section 4(d) above, (C) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program of Flora Growth or the Flora Affiliates, (D) a pro-rata share of any bonus to which he otherwise would have been entitled for the calendar year in which his employment terminates due to his Disability, paid at the time discretionary annual bonuses are paid to still-employed executives of Flora Growth. Further, Flora Growth shall pay, (E) payment of the Executive's regular wages in lieu of working notice prescribed by the ESA, statutory severance pay, if any, prescribed by the ESA and any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication. Executive shall receive no severance pay or benefits for termination due to his Disability other than as provided in this Section 6(e)(ii).

(f) Termination following Change in Control. If a Change in Control (as defined below) occurs during the Term, the following provisions shall apply:

(i) Termination without Cause or for Good Reason. If Flora Growth terminates Executive's employment without Cause or Executive terminates his employment for Good Reason within twelve (12) months following a Change in Control, the termination shall be treated as a termination pursuant to Section 6(c) above; provided, however, that the Severance Payment shall be one and one half times (1.5x) Executive's Base Salary.

For purposes of this Agreement, a "Change in Control" means a (i) Change in Ownership of Flora Growth, (ii) Change in Ownership of Assets of Flora Growth, or (iii) a Change in Effective Control of Flora Growth, as described herein and construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(A) A "Change in Ownership of Flora Growth" shall occur on the date that any Person acquires, or Persons Acting as a Group acquire, ownership of the equity interests of Flora Growth that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Flora Growth. However, if any Person is, or Persons Acting as a Group are, considered to own more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Flora Growth, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Flora Growth. An increase in the percentage of equity interests owned by any Person, or Persons Acting as a Group, as a result of a transaction in which Flora Growth acquires its equity interests in exchange for property shall be treated as an acquisition of equity interests.

(B) A "Change in the Ownership of Assets of Flora Growth" shall occur on the date that any Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from Flora Growth that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of Flora Growth immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Flora Growth, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(C) A "Change in Effective Control of Flora Growth" shall occur on the date more than fifty percent (50%) of the members of the Flora Growth Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the existing members of the Flora Growth Board.

The following rules of construction apply in interpreting the definition of Change in Control:

(D) A "Person" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Flora Growth and by entities controlled by Flora Growth or an underwriter of the equity interests of Flora Growth in a registered public offering.

(E) Persons shall be considered to be "Persons Acting as a Group (or a Group)" if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with Flora Growth. If a Person owns equity interests in both Flora Growth and the other corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction, such holder is considered to be acting as a Group with other holders only with respect to the ownership in the entity giving rise to the change and not with respect to the ownership interest in Flora Growth. Persons shall not be considered to be acting as a Group solely because they purchase assets of the same entity at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(F) For purposes of this definition, fair market value shall be determined by the Flora Growth Board.

(G) A Change in Control shall not include a transfer to a related person as described in Code Section 409A.

(H) For purposes of this definition, Code Section 318(a) applies to determine ownership. Equity underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for equity that is not substantially vested (as defined by Treasury Regulation §§1.83-3(b) and (j)), the equity underlying the option is not treated as owned by the individual who holds the option.

(g) Release. The Executive acknowledges and agrees that the amounts and entitlements that are provided under this Section 6 are reasonable and shall be in full satisfaction of all terms of the cessation of the Executive's employment, including any entitlement to statutory termination pay and statutory severance pay under the ESA and the Executive shall have no other entitlement (including to anticipated earnings or damages of any kind), whether under statute, contract, common law or otherwise. As a condition precedent to any entitlement under this Section that exceeds the Executive's minimum statutory entitlements under the ESA, the Executive agrees to deliver to Flora Growth before any receipt of such entitlement, a fully executed full and final release from all actions or claims (save any action or claim that cannot be released by operation of statute) in favour of Flora Growth, Flora Affiliates, subsidiaries, and its and their directors, officers, employees, shareholders and agents, in a form reasonably satisfactory to Flora Growth and within the timelines specified by Flora Growth.

(h) Cooperation. Following the Employment Period, Executive shall assist and cooperate with Flora Growth and the Flora Affiliates in the orderly transition of work to others if so requested by Flora Growth or the Flora Affiliates. Executive shall cooperate with Flora Growth and the Flora Affiliates and be responsive to requests for information by any of them relating to their respective business matters about which Executive may have information or knowledge and reasonably assist Flora Growth and the Flora Affiliates, as the case may be, with any litigation, threatened litigation or arbitration proceeding relating to Flora Growth's or any Flora Affiliate's business as to which business Executive had relevant knowledge, and Flora Growth shall reimburse Executive for reasonable costs, including attorneys' fees and expenses, actually incurred by Executive in connection with such assistance.

7. Confidentiality

(a) Definition of Proprietary Information. Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to Flora Growth's or a Flora Affiliate's past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of Flora Growth or any Flora Affiliates or of a third party which provided proprietary information to either or both on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by Flora Growth, the Flora Affiliates, and Executive as proprietary and confidential information of Flora Growth and the Flora Affiliates (the "Proprietary Information").

(b) Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include (i) information disseminated by Flora Growth or Flora Affiliates on a non-confidential basis to third parties in the ordinary course of business; (ii) information in the public domain not as a result of a breach of any duty by Executive or any other person; or (iii) information that Flora Growth or Flora Affiliates, as the case may be, does not consider confidential.

(c) Obligations. Both during the Employment Period and after termination of his employment for any reason (the "Nondisclosure Restricted Period"), Executive shall preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of Flora Growth or Flora Affiliates without a legitimate business need to know; (ii) remove the Proprietary Information from Flora Growth' or any of the Flora Affiliate's premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party, in each of the foregoing cases during the Nondisclosure Restricted Period.

(d) Permitted Disclosure as Required By Law. Nothing in this Agreement or any other agreement between Flora Growth and Executive or any policy of Flora Growth:

(i) prohibits the Executive from disclosing Proprietary Information as required by any law or court, provided that before disclosure is made, notice of the requirement is given to Flora Growth where it is within the Executive's control to provide such notice, and to the extent possible in the circumstances, Flora Growth is afforded an opportunity to dispute the requirement for disclosure; or

(ii) limits the disclosure of Proprietary Information as pursuant to any applicable regulatory whistleblowing legislation.

(e) Communications with Government Agencies. Nothing in this Agreement or any other agreement between Flora Growth and Executive or any policy of Flora Growth:

(i) prohibits Executive from communicating with the Ministry of Labour, the Ontario Labour Relations Board, the Securities and Exchange Commission, or any other government agency (each a "Government Agency") about a potential violation of the law;

(ii) limits Executive's ability, without notice to or approval from Flora Growth:

(A) to file a charge or complaint with a Government Agency;

(B) to participate in an investigation or proceeding conducted by a Government Agency; or

(C) to provide information or documents to a Government Agency in connection with an investigation or proceeding.

(iii) restricts Executive's right to receive a reward or incentive for information provided to a Government Agency.

(f) Return of Proprietary Information. Executive acknowledges that all the Proprietary Information pre-existing, used or generated during the course of his employment by Flora Growth is the property of Flora Growth and the Flora Affiliates, as the case may be, and Executive holds and uses such as a trustee for Flora Growth or the Flora Affiliates and subject to Flora Growth's and the Flora Affiliates' sole control. Executive shall deliver to Flora Growth or the Flora Affiliates, as applicable, all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information (x) at any time upon request by the Flora Growth Board or the applicable Flora Affiliate during his Employment Period and (y) immediately upon termination of the Employment Period.

(g) Effect of Cessation of Employment. The Executive agrees that, upon cessation of the Executive's employment, the Executive shall be deemed to have immediately resigned any position that the Executive may have as an officer or director of Flora Growth together with any other office, position or directorship which the Executive may hold in any Flora Affiliates. In such event, the Executive shall, at the request of Flora Growth and Flora Affiliaties, promptly sign all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments or damages in respect of these resignations in addition to those provided for herein.

8. Non-Competition and Non-Solicitation

The following definitions shall apply for the purpose of this Section 8:

(i) "Competing Business" shall mean any natural person or entity engaged in the. business of selling, manufacturing or distributing cannabis or cannabis related products.

(ii) "Customer" shall mean any Person with which Flora Growth or Flora Affiliates has an existing sales contract with or whom purchases a material amount of goods and/or services from Flora Affiliates and who the Executive had knowledge of or with whom the Executive had business dealings on behalf of Flora Growth or Flora Affiliates in the twelve (12) months before the effective date of cessation of the Executive's employment.

(iii) "Prospective Customer" shall mean any person or entity to whom Executive or Flora Growth or any of the Flora Affiliates sent or delivered a written sales proposal, quote or contract with the Executive's knowledge within the twelve (12) months before the effective date of cessation of the Executive's employment for any reason, or with whom Executive or Flora Growth (with the Executive's knowledge) or any of the Flora Affiliates (with the Executive's knowledge) had business contact for the purpose of developing that person or entity into a customer of Flora Growth or a Flora Affiliate within the twelve (12 months before the effective date of cessation of the Executive's employment for any reason.

(iv) "Restricted Area" shall mean within Canada and the United States and any other geographic area included in Flora Growth's and any Flora Affiliate's business plans during the Employment Period.

(v) "Restricted Period" shall mean the Employment Period and a period of twelve (12) months following the cessation of Executive's employment for any reason.

(vi) "Solicit" shall mean to knowingly solicit, call upon, or initiate communications or contacts with a person or entity for the purpose of developing or continuing a business relationship.

(a) Non-Solicitation of Customers. During the Restricted Period, Executive shall not (except on behalf of Flora Growth or a Flora Affiliate) Solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any Customer or Prospective Customer of Flora Growth or any of the Flora Affiliates for any line of business that Flora Growth or Flora Affiliates conducts or plans to conduct as of the date of Executive's termination of employment for the purpose of conducting, marketing or providing for a Competing Business.

(b) Non-Solicitation of Employees. During the Restricted Period, Executive shall not, directly or indirectly, Solicit or employ or cause any business, other than an affiliate of Flora Growth or Flora Growth, to Solicit or employ any person who is then or was at any time during the two (2)-year period prior to Executive's termination as an employee of Flora Growth or any of the Flora Affiliates and who is at the time of such employee's separation from Flora Growth or Flora Affiliates, a director, vice president, senior vice president, executive vice president or similar position of Flora Growth or any of the Flora Affiliates, except to the extent that such action is undertaken in the ordinary course of hiring practices (e.g., an employment solicitation that is transmitted generally to the public or in the industry, rather than one that is targeted directly to any such Flora Growth or Flora Affiliates' employee).

(c) Acknowledgement. Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of Flora Growth and the Flora Affiliates as the result of his employment with Flora Growth, as well as access to the relationships between Flora Growth, Flora Growth and the other Flora Affiliates and their respective clients and employees. Executive further acknowledges that the business of Flora Growth and the Flora Affiliates is very competitive and that competition by him in that business during the Employment Period and the Restricted Period would severely injure Flora Growth and the Flora Affiliates, as the case may be. Executive understands that the restrictions contained in this Section 8 are reasonable and are required for Flora Growth' and the Flora Affiliates' legitimate protection, and do not unduly limit his ability to earn a livelihood.

(d) Judicial Modification; Severability. If a court or arbitrator of competent jurisdiction determines that any provision of this Section 8 is overly broad or otherwise unenforceable, it is the intention of the parties that such court or arbitrator shall modify such provision to the minimum extent necessary to render such provision enforceable and then enforce such provision as modified. If any provision of this Agreement cannot be enforced, notwithstanding judicial modification as provided in this Section 8(e), such unenforceable provision shall be severed from this Agreement.

(e) Successors and Assigns. Flora Growth and its successors and assigns may enforce these restrictive covenants.

9. Executive Representations

Except as otherwise identified in this Agreement, Executive is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

10. Arbitration

(a) Jury Trial Waiver, Arbitration. ALL ISSUES, MATTERS AND DISPUTES BETWEEN THE PARTIES REGARDING THE PARTIES' EMPLOYMENT RELATIONSHIP OR TERMINATION OF THAT RELATIONSHIP, INCLUDING THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT, SHALL BE SUBMITTED TO AND DECIDED BY BINDING ARBITRATION IN TORONTO, ONTARIO. Executive agrees, on behalf of Executive and his agents or assigns that, except as otherwise provided in this paragraph, all potentially litigable claims or controversies arising out of this Agreement, Executive's employment with Flora Growth, or the termination of that employment, shall be submitted to final and binding arbitration. Said arbitration will be conducted before a mutually acceptable arbitrator with JAMS under JAMS' Commercial Arbitration Rules and Mediation Procedures. If the Parties cannot agree upon an arbitrator, the claim or controversy shall be arbitrated by a single arbitrator selected in accordance with the applicable JAMS' rules. This Agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal or provincial court or agency under applicable federal and provincial laws, arising out of or relating to Executive's employment with Flora Growth and the termination thereof, including claims Executive may have against Flora Growth or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that Flora Growth may have against Executive. The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, and claims for wrongful termination (constructive or actual). Neither Flora Growth nor the Executive may pursue or participate in any claim against the other (i) as a class action or collective action; (ii) in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated; (iii) in the capacity of a class member in any action, proceeding or arbitration against any party to this agreement; or (iv) absent the written consent of all parties, on a consolidated basis. Arbitration shall be brought solely on an individual basis and not on a class, group, collective, or representative basis, and the arbitrator in any arbitration under this Agreement has no power or authority to conduct the arbitration as a class or collective action or in a representative capacity. The arbitrator has the authority to award any type of relief or damages that could otherwise be awarded by a judge or jury to the Executive or Flora Growth in their individual capacities. The arbitrator shall not, however, modify or disregard any provision of this Agreement. ARBITRATION AS PROVIDED IN THIS AGREEMENT SHALL BE THE EXCLUSIVE AND BINDING REMEDY AND WILL BE USED INSTEAD OF ANY COURT ACTION OR JURY TRIAL, WHICH IS HEREBY EXPRESSLY WAIVED. Each Party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys' fees and expenses. Notwithstanding the foregoing, this section does not prohibit the Executive from seeking remedies or pursuing claims under an administrative complaint procedure pursuant to the ESA, Human Rights Code (Ontario) or other applicable legislation.

(b) Injunctive Relief Pending Arbitration.  Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction at any time for (i) an order compelling arbitration pursuant to this Agreement and/or (ii) temporary and/or preliminary injunctive relief to preserve the status quo and prevent irreparable harm pending arbitration.

(b) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, or (ii) in the case of registered or certified mail, email transmission or delivery by nationally recognized overnight delivery service, on the day of delivery, addressed as follows:

(i) If to Flora Growth, to:

Flora Growth Corp.

3406 SW 26th Terrace, Suite C-1

Fort Lauderdale, FL 33312

(ii) If to Executive, to:

Dany Vaiman

Address on File

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(c) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. The Executive hereby waives any right to assert any claim based on any precontractual representations, negligent or otherwise, made by Flora Growth or its representatives

(e) Amendment. This Agreement may be amended or modified only after approval by the Flora Growth Board and by a written instrument executed by both Flora Growth and Executive.

(f) Applicable Employment Standards Legislation. Nothing in this Agreement is intended to conflict with the ESA. In the event the ESA provides superior statutory entitlements that the terms provided for under this Agreement, Flora Growth shall provide the Executive with the Executive's statutory entitlements in substitution for the terms under this Agreement.

(g) Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of Province of Ontario and the laws of Canada applicable therein, without regard to its conflicts of laws principles.

(h) Successors and Assigns; Change in Control. This Agreement shall be binding upon and inure to the benefit of both parties and each of its successors and assigns, including any entity with which or into which Flora Growth may be merged or which may succeed to its assets or business or any entity to which Flora Growth may assign its rights and obligations under this Agreement; provided, however, that the obligations of Executive are personal and shall not be assigned or delegated by him.

(i) Waiver. No delays or omission by Flora Growth or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Flora Growth or Executive on any one (1) occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(j) Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(k) Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(l) Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

(m) Survival. The provisions of Sections 5 through 10 of this Agreement shall survive any termination of Executive's employment and any other provision as necessary to give effect to such provision.

11. Approvals

The effectiveness of this Agreement is subject to the approval of the Flora Growth Board. Delivery of this Agreement executed by Flora Growth to Executive shall be deemed conclusive evidence of such approval and upon such approval this Agreement shall be deemed effective as of the Effective Date.

12. No Other Employment or Compensation

Executive (x) represents and warrants to Flora Growth and the other Flora Affiliates that, and (y) agrees that during the Employment Period, (a) he is not and shall not be a party to any employment agreement or directly or indirectly involved in any employment or consulting arrangement or relationship with Flora Growth or any other Flora Affiliate, except for this Agreement and as expressly permitted hereunder, and (b) he is not and shall not be directly or indirectly receiving any compensation, fees or payments of any other kind in exchange for any employment, consulting or other services provided to Flora Growth or any other Flora Affiliate, except as provided under this Agreement and as expressly permitted hereunder.

14. Taxes and Currency

All payments to Executive pursuant to this Agreement shall be subject to withholding for taxes required by applicable law. All dollar amounts in this Agreement refer to United States currency.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

EXECUTIVE:	FLORA GROWTH CORP.

/s/ Dany Vaiman	By:	/s/ Clifford Starke
Dany Vaiman		Name: Clifford Starke
Title: CEO and Director